Exhibit 10.79

2016 AMENDMENT TO THE
TORCHMARK CORPORATION SAVINGS AND INVESTMENT PLAN
Pursuant to the authority vested in the undersigned, the Torchmark Corporation Savings and Investment Plan (the “Plan”) is hereby amended as follows:

SECTION 1
SECTION 2PURPOSE AND EFFECTIVE DATE
1.1Purpose. Torchmark Corporation (“Torchmark”) is the Sponsor of the Torchmark Corporation Savings and Investment Plan (the “Plan”). Torchmark intends to amend the Savings and Investment Plan to reflect the merger of the Liberty National Life 401(k) Plan into the Plan.
1.2Effective date of Amendment. This Amendment is effective December 31, 2016.
1.3Superseding of inconsistent provisions. This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.
SECTION 3
SECTION 4EMPLOYER CONTRIBUTIONS FOR CERTAIN EMPLOYEES
Article 3 is hereby amended to include the following additional section:

3.24    Contribution for Certain Liberty National Life Employees. Subject to the limitations set forth in this Plan, the Employer may in its discretion designate a contribution allocable to Employees (referred to as “LNL DC Participants”) who were eligible to receive contributions under the Liberty National Life Insurance Company Defined Contribution Plan as of December 31, 2016. Such contribution (the “LNL DC Contribution”) shall be allocated among the Accounts of each LNL DC Participant who (a) performed at least 1000 Hours of Service during the Plan Year or (b) who terminated employment with the Employer on account of Retirement or death, or who terminated active employment with the Employer on account of Disability during the Plan Year will be credited with a share of the Employer’s contribution for such Plan Year. The specific share to be allocated to each Account will be in direct proportion to the ratio of the LNL DC Participant’s Weighted Compensation to the total Weighted Compensation for all LNL DC Participants who are eligible for a share of the contribution for that year. Weighted Compensation for an LNL DC Participant is determined by multiplying the Compensation of the LNL DC Participant for the Plan Year by the appropriate factor from the following table.

Age of Participant on Birthday in Plan Year	Factor
25 or under	0.06678
26-30	0.08181
31-35	0.11474
36	0.14056
37	0.15040
38	0.16093
39	0.17220
40	0.18425
41	0.19715
42	0.21095
43	0.22571
44	0.24151
45	0.25842
46	0.27651
47	0.29586
48	0.31657
49	0.33874
50	0.35245
51	0.38782
52	0.41496
53	0.44401
54	0.47509
55	0.50835
56	0.54393
57	0.58201
58	0.62275
59	0.66634
60	0.71299
61	0.76290
62	0.81630
63	0.87344
64	0.93458
65 or over	1.00000

Allocations shall be made as of the last day of each Plan Year. Notwithstanding the foregoing, if a LNL DC Participant who is entitled to share in the Employer’s LNL DC Contribution for a given Plan Year is to receive either his entire Vested Account Balance or his first annuity payment as of a date preceding the date as of which allocations are made for such Plan Year, then a different method shall be used to determine his share of the Employer’s LNL DC Contribution for such Plan Year. Such a Participant shall receive as his allocation for such Plan Year “A” times “B” divided by “C,” where “A” equals the dollar amount allocated to his Account as a share of the Employer’s LNL DC Contribution for the preceding Plan Year, “B” equals the number of days during which the LNL DC Participant was employed by the Employer during the Plan Year in question, and “C” equals the number of days during which the LNL DC Participant was employed by the Employer during the preceding Plan Year.
Allocations shall satisfy Treasury Regulation Section 1.401(a)(4)-8(b).
Notwithstanding the foregoing, if an LNL DC Participant terminates employment with the Employer due to retirement, death, or disability prior to the date upon which allocations are to be made and such LNL DC Participant did not share in the Employer’s LNL DC Contribution for the preceding Plan Year due to not having satisfied the Plan’s requirements for becoming a Participant, such Employee shall receive an allocation of a specific share of Employer Contributions determined as follows:
(i)the Employee’s Weighted Compensation shall be determined as specified in the first paragraph of this Section 3.24;
(ii)the Employee’s Weighted Compensation shall then be multiplied by a fraction, the numerator of which shall be the total number of days the Employee was employed by the Company during the current and immediately preceding Plan Years (not to exceed 365) and the denominator of which shall be 365; and
(iii)the Employee shall be allocated a specific share of the Employer Contributions in direct proportion to the ratio of the Employee’s Weighted Compensation (as adjusted pursuant to paragraph (ii) above) to the total Weighted Compensation of all Participants who are eligible to share in Employer Contributions for that year. To the extent required by the Uniformed Service Employment and Reemployment Rights Act of 1994, the Employer shall make up missed contributions (but not earnings) for Participants absent from work by reason of military duty.
SECTION 3
MERGER
Article XIV of the Plan is hereby amended to add the following Section 14.17:
“Section 14.17     Merger of LNL Plan: Effective December 31, 2016, the Liberty National Life Insurance Company 401(k) Plan (the “LNL Plan”) is merged into this Plan, with this Plan being the resulting Plan. No reduction in the benefits accrued by or on behalf of each participant in the LNL Plan as of December 31, 2016 occurred as a result of the merger into this Plan. Each employee who was a participant in the LNL Plan as of the Effective Date shall be a participant in this Plan, and service under the LNL Plan shall be counted as service under this Plan for purposes of determining Vesting Service under Article V. All such benefits earned by any such Participant pursuant to the terms and provisions of the LNL Plan will be paid in accordance with the terms and provisions of this Plan.”

EXECUTED as of the 30th day of December, 2016.
Torchmark Corporation

By: /s/ Carol A. McCoy
Name: Carol A. McCoy
Title: V.P., Assoc. Counsel and Corp. Sec.